EXHIBIT 99.3

[CONFORMED COPY]

AMENDMENT TO RIGHTS AGREEMENT

Amendment dated as of December 6, 2005 (the "Rights Agreement Amendment") between SEMPRA ENERGY, a California corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A., a New York corporation as Rights Agent (the "Rights Agent"), to Rights Agreement dated as of May 26, 1998 between the Company and the Rights Agent (then named First Chicago Trust Company of New York). Capitalized terms not otherwise defined in this Rights Agreement Amendment have meanings specified in the Rights Agreement.

Pursuant to Sections 26 and 30 of the Rights Agreement and a resolution duly adopted by its Board of Directors on December 6, 2005, the Company has elected to exercise its discretion to amend, and has directed the Rights Agent, to amend the Rights Agreement as contemplated by this Rights Agreement Amendment to provide, among other things, for the expiration on December 9, 2005 of the Rights issued under the Rights Agreement.

In connection with such amendment, the Rights Agent has received from the Company the certificates and instructions contemplated by Sections 20.2 and 20.7 of the Rights Agreement.

Accordingly, the Company and the Rights Agent agree as follows:

1. Section 7.1of the Rights Agreement is amended by amending clause (i) thereof to read in full as follows"

(i) the close of business on December 9, 2005 (the "Final Expiration Date"),

2. The Rights and all rights and obligations of the holders thereof and the Company thereunder or with respect thereto shall expire and terminate on the Final Expiration Date.

3. The Rights Agreement and all rights and obligations of the Company and the Rights Agent thereunder or with respect thereto shall expire and terminate on the Final Expiration Date except that the rights of the Rights Agent and the obligations of the Company under Sections 18 and 20 of the Rights Agreement shall survive such expiration and termination.

4. This Rights Agreement Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original. and all such counterparts shall together constitute the same instrument.

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In Witness Whereof, the Company and Rights Agent have caused this Rights Agreement Amendment to be duly executed and delivered, as of the date first above written.

SEMPRA ENERGY

By: /s/ CATHERINE C. LEE

Name: Catherine C. Lee

Title: Corporate Secretary

EQUISERVE TRUST COMPANY, N.A.

By: /s/ KEVIN LAURITA

Name: Kevin Laurita

Title: Managing Director